Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Telaria Inc. (formerly Tremor Video, Inc.) for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 10, 2017, with respect to the consolidated financial statements of Telaria, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
November 6, 2017